Ql Systems Inc.	609 Cheek Sparger Road; Suite 300 Colleyville, TX 76034 www.qisystems.ca	T 817.485.8111 F 817.485.8186

August 4, 2006

Mr. Dan Berry
3015 Keystone Dr.
Cape Girardeau, MO 63701

Dear Mr. Berry:

QI Systems Inc. sincerely appreciates your willingness to assist QI with its current cash flow needs. Under our mutually agreed to conditions you will lend QI Systems $50,000 to be paid back by QI Systems in 60 days. In consideration of this arrangement and in lieu of interest during the 60 day period, QI Systems agrees to issue you 30,000 shares of QI Systems' common stock. Further, if, after 60 days, QI systems fails to repay the $50,000, then interest will accrue at a monthly rate of 2% of the principal balance.

You understand that the common stock issued will be "restricted securities" for purposes of federal and state securities laws and you are receiving these securities for your own account and for investment and not with a view to distribute or resell the securities. The securities to be issued have not been approved or disapproved by the Securities and Exchange Commission.

Once again, we appreciate your continued support of QI Systems.

Sincerely,

/s/ Robert McLean
Robert McLean
Chief Financial Officer &
Chief Operating Officer

Agreed to:

Signature	Date
Dan Berry